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                                                                   EXHIBIT 10.43

      AGREEMENT made as of this 16th day of March 2000, by and between Take-Two Interactive Software, Inc., located at 575 Broadway, New York, New York 10021 (hereinafter "T2") and eUniverse, Inc., located at 101 North Plains Industrial Road, Wallingford, CT 06492 (hereinafter "eUniverse").

1.    PURPOSE

eUniverse is desirous of having T2 provide it with the advertising and promotional services on an exclusive basis. In keeping with this goal, the parties have set forth in this Agreement the terms, conditions and operation of the services to be performed hereunder.

2.    INSERT PROMOTIONS

(a) T2 will designate an individual to act as an Account Marketing Representative for the services to be performed for eUniverse hereunder.

(b) T2 will provide eUniverse on a exclusive basis with space for placement of approved inserts and/or eUniverse Marks (as defined below), which inserts website addresses and/or eUniverse Marks would be inserted into prepackaging materials and/or game manuals and/or placed on the outside of packaging subject to manufacturer approval) for the next ten products released by T2 under the following conditions:

      (i) eUniverse will provide T2 with a sample of approved insert and/or eUniverse Marks for T2's written approval. T2 will respond to eUniverse's request for approval within ten (10) business days of T2's receipt of such request. In the event that T2 does not respond within said ten (10) day period, the insert will be deemed approved. eUniverse understands and agrees that T2 cannot utilize any insert unless same has been forwarded to T2 for review and approval.

      (ii) T2 will advise eUniverse of the timing and duration of each insert campaign (a "Promotion") at least six (6) weeks in advance of the start date of each Promotion and eUniverse will deliver the inserts website addresses and/or eUniverse Marks to T2's warehouse no later than twenty (20) days prior to each such start date of each Promotion.

      (iii) eUniverse will at all times adhere to the ethical codes of the industry generally and the Direct Marketing Association's specifically, as to safeguards, disclosures and similar ethical and legal requirements and standards.

      (iv) eUniverse will ensure that its inserts adhere to the size and weight specifications designated by T2 for inserts into product shipments.




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3.    COMPENSATION

(a) In consideration of the exclusive rights granted to eUniverse hereby, eUniverse will pay to T2 a nonrefundable fee of $1,000,000, which is fully due on the execution hereof and payable no later than April 10, 2000, and will issue to T2 200,000 restricted shares of fully paid and nonassessable eUniverse Common Stock. In addition, eUniverse will pay to T2 $60,000 for each promotion, payable within 30 days of the start of each Promotion to cover T2's costs and handling of the Promotion.

4.    STAFF, FACILITIES AND EQUIPMENT

Each party agrees to provide all staff, facilities and equipment as may be reasonably necessary and proper for the conduct of its obligations pursuant to this Agreement. Each party agrees that it will provide whatever technical expertise is reasonably required and establish whatever reasonable systems and procedures necessary to assure the success of the promotions.

5.    DISPUTE RESOLUTION

Both parties understand and agree that they will use their best efforts to establish and maintain a synergistic relationship to their mutual benefit. Subject to the provisions of Section 17 hereof, in the event that any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof cannot be successfully resolved between the parties, it may be settled by arbitration to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect. Judgment upon the award, if any, rendered by the arbitrators will be governed by the laws of the State of New York.

6.    TERM AND TERMINATION

(a) This Agreement will commence upon execution by both parties and will remain in force for a period of one (1) year from the date hereof ("Term").

(b) This Agreement will terminate in the event that a party defaults in fulfilling its material obligations or conditions of this Agreement. If there is a material breach of this Agreement, the party intending to terminate must give the defaulting party written notice thereof detailing the particular action or condition that is claimed to constitute a material breach. The defaulting party will have thirty (30) days from its receipt of notice to cure the breach.

(c) In the event of termination of this Agreement, both parties agree to return any and all property of the other party which it then has in its possession.

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7.    INTELLECTUAL PROPERTY PROTECTION

(a) eUniverse grants to T2 a limited, non-transferable, non exclusive right to establish the Promotions on the web sites of the eUniverse and, only in connection with establishing such Promotions, to use the name eUniverse or any of the trademarks, trade names, logos, designations, symbols, emblems, insignia, designs, trade dress, domain names or service marks of eUniverse or its affiliates or subsidiaries (collectively, the "eUniverse Marks"). T2 recognizes and acknowledges that the use of eUniverse Marks shall not confer upon T2 any proprietary rights to any such eUniverse Marks and that the eUniverse Marks used in connection with the rights granted hereunder shall remain the sole and exclusive property of eUniverse.

(b) T2 grants to eUniverse a limited, non-transferable, non exclusive right to establish the Promotions on the eUniverse web sites and, only in connection with establishing such Promotions, to use T2's name or any of the trademarks, trade names, logos, designations, symbols, emblems, insignia, designs, trade dress, domain names or service marks, its affiliates or subsidiaries (collectively, the "T2 Marks"). eUniverse recognizes and acknowledges that the use of T2 Marks shall not confer upon eUniverse any proprietary rights to any such T2 Marks and that the T2 Marks used in connection with the rights granted hereunder shall remain the sole and exclusive property of T2.

(c) Both parties recognize that each of the other party's marks possesses a special, unique and extraordinary character which make it difficult to assess the monetary damage which would be sustained in the event of unauthorized use. Both parties expressly recognize and agree that irreparable injury would be caused to the other party by such unauthorized use and agree that preliminary or permanent injunctive relief would be appropriate in the event of their breach of this Section provided that such remedy shall not be exclusive of other legal remedies otherwise available.

8.    NO JOINT VENTURE

It is expressly understood and agreed by both parties that there is no actual creation of a joint venture or the intent to create the appearance of a joint venture between the parties. It is intended that both parties shall operate in the capacity of an independent contractor and nothing contained herein or done pursuant to this Agreement shall be construed to imply the existence of a partnership, joint venture, principal and agent, or employer and employee relationship between the parties. Neither party shall have the right, power, or authority to create any obligations, expressed or implied, on behalf of the other, except as expressly provided herein.

9.    REPRESENTATIONS AND WARRANTIES

(a) eUniverse represents and warrants to T2 (i) that it has the right, power and authority (corporate or otherwise) to execute, deliver, perform and carry out all its actions contemplated by this Agreement; (ii) that it has the right, power and authority to conduct its operations; and (iii) that such operation complies in all material respects with all applicable laws, regulations and rules of the United States; (iv) that it owns or is

                                      -3-




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      authorized to use the eUniverse Marks; (v) that it owns or has the rights to use the eUniverse Marks; (vi) that the eUniverse Marks will not infringe upon any Internet domain name registration right, trademark, trade name, service mark, copyright, patent, trade secret, or other intellectual property or proprietary right of any third party; and (vii) that eUniverse has not previously granted and will not grant any rights in the eUniverse Marks or otherwise to any third party which are inconsistent with the rights granted hereunder.

(b) T2 represents and warrants to eUniverse (i) that it has the right, power and authority (corporate or otherwise) to execute, deliver, perform and carry out all its actions contemplated by this Agreement; (ii) that it has the right, power and authority to conduct its operations; and (iii) that such operations comply in all material respects with all applicable laws, regulations and rules of the United States; (iv) that it owns or is authorized to use the T2 Marks; (v) that it owns or has the rights to use the T2 Marks; (vi) that the T2 Marks will not infringe upon any Internet domain name registration right, trademark, trade name, service mark, copyright, patent, trade secret, or other intellectual property or proprietary right of any third party; and (vii) that T2 has not previously granted and will not grant any rights in the T2 Marks or otherwise to any third party which are inconsistent with the rights granted hereunder.

10.   PRESS RELEASE

The parties may issue press releases regarding the business relationship contemplated herein provided any such press release is approved by both parties, such approvals not to be unreasonably withheld or delayed.

11.   INDEMNIFICATION

(a) Each party shall promptly advise the other by written, certified or overnight mail of all actions at law or otherwise arising out of all work produced and/or services performed in connection with this Agreement.

(b) Each party (the "Indemnitor") undertakes to indemnify the other (the "Indemnified Party") against, and hold the Indemnified Party harmless for any cost, liability, damage, judgment, penalty and/or fine, including but not limited to reasonable attorneys' fees, directly or indirectly sustained or paid by Indemnified Party by suit, claim, settlement, or otherwise in an individual or class action, by a private party or of any agency of any government, as a result of any act or practice by the Indemnitors, or any of its agents, servants, employees, or successors in, or arising out of the breach of the representations, warranties and covenants or other agreements of the Indemnitor contained herein. Neither party will be liable for consequential, special or indirect damages.

(c) The foregoing indemnification shall survive termination of this Agreement and apply to any claim, demand, suit, judgment or recovery which shall at any time be made either during or after the term of the Agreement or any renewal thereof.

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12.   NOTICES

All notices herein provided for or which may be given in connection with Agreement shall be by Certified Mail with postage prepaid and return receipt requested or any more expedient written means, including by facsimile, overnight mail or courier to the addresses set forth above and shall be deemed delivered when received.

13.   CONFIDENTIALITY

(a) Both parties expressly understand and agree that they are in possession of certain unique, valuable and confidential information and data pertaining to their business, customer and member base, planning, strategies, and overall operations, the unauthorized disclosure of which will be injurious to each of them respectively (the "Confidential Information").

(b) It is agreed between T2 and eUniverse that any and all information and data (regardless of the manner in which is it embodied) supplied by or otherwise obtained by either party during the course of this Agreement shall be treated as Confidential Information by them, safeguarded by and not revealed, divulged, or made known to any other person, firm, or corporation or otherwise used directly or indirectly by either party (except for the specific purposes of this Agreement) without the express written permission of the disclosing party. Both parties may disclose such information only to those of its own employees and other representatives who have a "need to know" such information for the performance of their obligations under this Agreement without the other party's prior approval. Neither party shall disclose such information to any other of its employees or representatives or to any third party without the prior written approval of the other party. Both parties shall cause their employees and other representatives to comply with the provisions of this Paragraph. Failure to include a confidentiality notice on any materials disclosed to either party shall not give rise to an inference that the information disclosed is not confidential.

(c) Both parties expressly recognize that irreparable injury would be caused to the other party by any unauthorized use of Confidential Information and agree that preliminary or permanent injunctive relief would be appropriate in the event of breach of this Paragraph by either party in addition to its other rights and remedies.

14.   RECORD RETENTION/AUDIT

During the Term of this Agreement and any extension thereof and for a period of one (1) year after the termination or expiration of this Agreement, each party shall keep and maintain full, true, and complete records and books of account relating to all services provided to the other party hereunder in written and/or electronic form and warrants the latter will be readily retrievable and free of degradation. Each party grants the other party and its agents and representatives the right to examine, audit, take excerpts from and make copies of any such records, books of account and any other documents and correspondence at all reasonable times and on reasonable notice during the period the party is required to maintain such records.

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15.   ASSIGNMENTS/TRANSFER

This Agreement is not transferable or assignable by either party hereto in whole or in part without prior written consent of the other party and subject to such terms and conditions as the other party may reasonably impose. The provisions of this Paragraph do not apply to an assignment to an affiliate of either party hereto or a business entity which at any time by merger, consolidation or otherwise acquires all or substantially all of the assets of either party or to which either party transfers all or substantially all of their assets. Upon such assignment, delegation or transfer, any such affiliate, subsidiary or business entity shall be deemed to be substituted for all purposes as the party hereunder.

16.   GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law principles and any actions related to same must be brought in the Courts of the State of New York.

17.   ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements or arrangements between the parties relating to such subject matter. No amendment, modification, termination, waiver or discharge of this Agreement, or any provision hereof, shall be binding unless in writing and signed by the authorized representatives of the parties hereto.

18.   COOPERATION

Each party will also provide all necessary and available information, assistance and authority to enable the other to perform its obligations hereunder.

      IN WITNESS WHEREOF, the parties have executed this Agreement thereby effectuating an Agreement between them effective upon their signature.



                                           Take-Two Interactive Software, Inc.

                                           By /s/ Larry Muller
                                              ----------------------------------
                                           Name and Title: Larry Muller, CFO
                                           Date: 3/23/00


                                           eUniverse, Inc.

                                           By /s/ Brad Greenspan
                                              ----------------------------------
                                           Name and Title: Brad Greenspan,
                                                           Chairman of the Board
                                           Date: 3/16/00

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